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                                                                  EXHIBIT (j)(3)



                                   Schedule A

         The following foreign banking institutions and foreign securities depositories have been approved by the Board of Directors of The First Australia Prime Income Fund, Inc. for use as subcustodians for the Fund's securities and other assets:

                 Australia and New Zealand Banking Group Limited
                 WESTPAC Banking Corporation (New Zealand)
                 Chase AMP Bank Limited